June 22nd, 2020

Kristina Salen

Dear Kristina:

World Wrestling Entertainment, Inc. (“WWE”) is happy to extend the following offer of employment to you:

Title:CFO Consultant

Chief Financial Officer -  Effective no later than July 30th, 2020

Location:1241 E. Main Street,  Stamford, CT 06902

Department:Finance

Reports to:Vince McMahon

Chairman of the Board & CEO

Start Date:July 6th, 2020

Compensation and Benefits

Base Salary:   The starting base salary is $730,000 annually, less withholding, which will be paid bi-weekly.

Merit Increases:   All merit increases will be paid out in accordance with our merit pay-out schedule.

Incentive Bonus:   You are eligible to participate in the WWE Bonus Plan. The funding of the plan is based upon the Company’s achievement of financial and/or strategic performance measures, as determined by the WWE in its discretion. The bonus pool funding can increase, decrease or be forfeited based on the level of achievement of the performance measures. The target bonus for your position is 50% of your base salary. Your individual award will be determined based upon your performance appraisal score and management discretion. The terms of any bonus eligibility can be modified or deleted at any time within WWE’s sole discretion.

WWE Equity:   Conditional upon full Board approval, you will be granted restricted stock units of Class A Common Stock of WWE valued at $500,000, to be received on your official start date. These restricted stock units (less applicable taxes and other deductions required by law) will vest in equal annual installments over three years, at all times subject to and governed by the terms of the Company’s Omnibus Incentive Plan (“OIP”). These shares, as well as future shares, may also be subject to the

Company’s stock ownership guidelines, and at all times, all other terms and conditions of your eligibility for equity shall be governed by the plan.

You will also be considered for eligibility in all future stock programs that are offered to other key executives in the Company, including the Performance Stock Unit (PSU) program, at all times subject to management’s and the Compensation Committee’s discretion and at all times subject to the, terms and conditions of your eligibility for equity. The equity grant is typically determined as a percentage of base salary; which is 70% for your management level and remains subject to management and the Compensation Committee’s discretion.

Benefits:   You will be eligible for full company benefits on the first day of the month coincident or following your date of hire. WWE benefits include (but are not limited to): medical, dental, life and disability. To help you build a financially secure future, you will be automatically enrolled in our 401k plan at 3%. Should you elect to opt out of the 401k auto-enrollment, please call Fidelity at 1-800-835-5097, after you receive their confirmation letter. WWE currently matches fifty percent (50%) of your contributions up to six percent (6%) of salary. This match is subject to a one-year vesting and may be changed by the Company at any time within WWE’s sole discretion.

Vacation:   Four  (4) weeks’ vacation and two  (2) personal days for the calendar year of 2020. Vacation accrual and use subject to WWE policy then in force.

Severance:   If at any time your employment is terminated by WWE for any or no reason, or if you resign for "good reason"  (defined as material permanent reduction in base salary; material diminution in authority, duties or responsibilities; no longer reporting directly to CEO; relocation of your principal workplace that increases your commute by more than 50 miles; or material breach of this offer letter), but without “cause” as “cause” is defined by the company’s then current Severance Policy, you will receive your then current base salary (payable in accordance with WWE’s regular payroll practices) and benefits continuation for nine (9) months from your termination date.  However, if, at the time of your termination, the then current Company severance policy would entitle you to receive more than nine (9) months of salary and benefits, you will be entitled to receive the greater package of severance.  If you resign from your employment with WWE for “good reason”, you are required to provide WWE notice of the existence of the “good reason” condition within a period not to exceed 90 days of its initial existence, and WWE shall have a period of at least 30 days during which it may cure the “good reason” condition.  If the event constituting “good reason” is not cured by WWE within the cure period, then you may resign on account of the “good reason” at any time following the end of the cure period.  Any and all severance and benefit continuation at any time is expressly conditioned on your execution of an agreement containing a release of claims in favor of WWE broadly defined, as well as other obligations to the Company referenced as conditions to receiving continued salary and benefits in the then current company Severance Policy.

Work Week:   While the standard work week is 40 hours per week, such hours are subject to business needs as determined by management in its discretion. As an exempt employee, your salary covers all hours worked during any given work week or other time period. You are further expected to work all hours necessary to meet the requirements of your position.

Acceptance and Onboarding

This offer is contingent upon satisfactory reference and background checks and compliance with all Immigration Control and Reform Act requirements. At all times, your employment relationship with WWE will be “at-will.” This means that either you or WWE can end your employment at any time, for any or no reason.

Please indicate your acceptance by signing below and sending a copy of this entire letter to Brad Kogut via email at brad.kogut@wwecorp.com by Wednesday,  June 24th,   2020.

Following acceptance of this offer, as it gets closer to your start date, you will receive a communication granting you access to our Workday HR system where you will have the opportunity to review and sign our policies and procedures.

On behalf of WWE, we are very pleased that you have accepted this offer and look forward to having you join our team.

Sincerely,

/s/  James Johnstone

James Johnstone

Senior Vice President, Human Resources

/s/ Kristina SalenJune 22, 2020

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Kristina SalenDate